EX.99.C.l




INDEPENDENT AUDITORS' CONSENT

Board of Directors and Contract Holders
Select*Life Variable Account

We consent to the use in this Amendment No. 10 to Registration Statement on Form S-6 (File No. 33-65870) of Select*Life Variable Account filed under the Securities Act of 1933 of our report dated February 16, 1999 on the audit of the financial statements of Select*Life Variable Account as of December 31, 1998 and for each of the three years in the period then ended, on the audit of the consolidated financial statements of ReliaStar Life Insurance Company and subsidiaries as of and for the years ended December 31, 1998 and 1997, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.




/s/ Deloitte & Touche



Minneapolis, MN
March 31, 1999